May 25, 2006	Contacts:	Shareholder/Analyst Inquiries	Media Inquiries
		Paul Taaffe	Chris Ahearn
		704-758-2033	704-758-2304
For 9:15 a.m. EDT Release

LOWE’S ANNOUNCES TWO-FOR-ONE STOCK SPLIT

--Increases Quarterly Cash Dividend by 67 Percent

CHARLOTTE, N.C. - The board of directors of Lowe’s Companies, Inc. (NYSE: LOW) announced today it has approved a two-for-one split of its common shares. Shareholders will receive one additional share for each share held as of the June 16, 2006 record date.

The additional shares will be issued on June 30, 2006. This is the 12th stock split since Lowe's became a publicly traded company on October 10, 1961. As of May 5, 2006, Lowe's had approximately 777 million common shares outstanding. Upon completion of the split, the number will increase to approximately 1.55 billion shares.

The Board also declared a 67 percent increase in the quarterly cash dividend to $0.10 per share; $0.05 per share on a post-split basis. This dividend will be paid on August 4, 2006 to shareholders of record on July 21, 2006.

“Today’s stock split allows greater opportunity for stock ownership by our employees and customers, and our dividend increase demonstrates our commitment to returning capital to shareholders,” said Robert A. Niblock, Lowe’s chairman, president and CEO.

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”).  Statements of the company’s expectations for sales growth, comparable store sales, earnings and performance, capital expenditures, store openings, demand for services, and any statement of an assumption underlying any of the foregoing, constitute “forward-looking statements” under the Act.  Although the company believes that the expectations, opinions, projections, and comments reflected in its forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct. A wide-variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as interest rate and currency fluctuations, fuel costs, and other factors which can negatively affect our customers as well as our ability to: (i) respond to decreases in the number of new housing starts and the level of repairs, remodeling, and additions to existing homes, as well as general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) locate, secure, and develop new sites for store development; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address legal and regulatory matters; and (viii) respond to unanticipated weather conditions.  For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission and the descriptions of material changes, if any, in those “Risk Factors” included in our subsequent Quarterly Reports on Form 10-Q.

With fiscal year 2005 sales of $43.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 12 million customers a week at more than 1,250 home improvement stores in 49 states. Based in Mooresville, N.C., the 60-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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